DLH Reports Key Metrics for Fiscal 2023 Year End
Exceeded Debt Reduction Expectations, Facility Rationalization Review Completed
Atlanta, Georgia – October 24, 2023 - DLH Holdings Corp. (NASDAQ: DLHC) (“DLH” or the “Company”), a leading provider of digital transformation; science, research and development; and systems engineering and integration, today announced selected key metrics for the fiscal year ended September 30, 2023.

Debt Reduction

Total debt at fiscal year end was $179.4 million compared to $207.6 million following the acquisition of Grove Resource Solutions, Inc. (“GRSi”) in December 2022, outperforming management expectations of $186.4 million. The Company reduced its debt by $28.2 million in total for the post-acquisition period, composed of $14.3 million in mandatory payments and $13.9 million in prepayments.

“DLH has a history of effectively deploying free cashflow to aggressively pay down debt,” said DLH President & CEO Zach Parker. “This track record provides the capacity to make transformative acquisitions, invest in our people, and grow the Company’s footprint within key markets. I am proud that we are once again making tremendous progress towards de-levering the balance sheet and providing additional value to our shareholders.”

Fourth Quarter Revenue

The preliminary estimate of revenue for the fiscal 2023 fourth quarter is approximately $100 million versus $67.2 million in the prior-year period. The increase was primarily driven by contributions from GRSi. The Company’s legacy contract portfolio grew moderately to offset the completion of short-term contracts associated with the COVID-19 pandemic response in fiscal 2022.

Facility Rationalization

During the fourth quarter of fiscal 2023, DLH reduced its leased office space requirement by consolidating underutilized premises as part of an ongoing facility rationalization effort, to accurately reflect the operational needs of the business. As a result, the Company has determined that its Right of Use Assets experienced a reduction in fair value below its associated carrying value. While DLH continues to quantify this reduction, the Company anticipates that its year end audited financial statements will include an impairment in the amount of approximately $8 million. This non-cash charge will decrease operating income for the fourth quarter, but the Company expects to benefit from lower lease expenses by approximately $1 million annually going forward. DLH expects to primarily utilize such savings in strategic initiatives related to organic growth.

As the Company has not completed its year end annual close procedures and the audit of its 2023 financial statements is not complete, the financial information presented in this press release is preliminary, subject to final year end closing adjustments and may change materially. The information presented above has not been audited by the Company’s independent accountants, should not be considered a substitute for audited financial statements, and should not be regarded as a representation by DLH as to the actual financial results for the fiscal year ended September 30, 2023. DLH expects to release full audited financial results for its fiscal fourth quarter and year ended September 30, 2023, on December 6, 2023.

About DLH
DLH (NASDAQ: DLHC) delivers improved health and readiness solutions for federal programs through research, development, and innovative care processes. The Company’s experts in public health, performance evaluation, and health operations solve the complex problems faced by civilian and military customers alike, leveraging digital transformation, artificial intelligence, advanced analytics, cloud-based applications, telehealth systems, and more. With over 3,200 employees dedicated to the idea that “Your Mission is Our Passion,” DLH brings a unique combination of government sector experience, proven methodology, and unwavering commitment to public health to improve the lives of millions. For more information, visit http://www.DLHcorp.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:
This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or DLH`s future financial performance. Any statements that refer to expectations, projections or other characterizations of future events or circumstances or that are not statements of historical fact (including without limitation statements to the effect that the Company or its management “believes”, “expects”, “anticipates”, “plans”, “intends” and similar expressions) should be considered forward looking statements that involve risks and uncertainties which could cause actual events or DLH’s actual results to differ materially from those indicated by the forward-

looking statements. Forward-looking statements in this release include, among others, statements regarding estimates of future revenues, operating income, earnings and cash flow. Forward-looking statements are based only on our current beliefs, expectations and assumptions that may not prove to be accurate and are subject to numerous risks and uncertainties, including the completion of the audit of the Company’s consolidated financial statements for the fiscal year ended September 30, 2023, as well as other risks relating to our business or general economic and market factors. Our actual results may differ materially from such forward-looking statements made in this release due to a variety of factors, including: the risk that we will not realize the anticipated benefits of our acquisition of GRSi or any other acquisitions (including anticipated future financial performance and results); the diversion of management’s attention from normal daily operations of the business and the challenges of managing larger and more widespread operations resulting from our recent acquisition; the inability to retain employees and customers; contract awards in connection with re-competes for present business and/or competition for new business; our ability to manage our increased debt obligations; compliance with bank financial and other covenants; changes in client budgetary priorities; government contract procurement (such as bid and award protests, small business set asides, loss of work due to organizational conflicts of interest, etc.) and termination risks; the ability to successfully integrate the operations of GRSi or any future acquisitions; the impact of inflation and higher interest rates; and other risks described in our SEC filings. For a discussion of such risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s periodic reports filed with the SEC, including our Annual Report on Form 10-K for the fiscal year ended September 30, 2022, as well as subsequent reports filed thereafter. The forward-looking statements contained herein are not historical facts, but rather are based on current expectations, estimates, assumptions and projections about our industry and business.

Such forward-looking statements are made as of the date hereof and may become outdated over time. The Company does not assume any responsibility for updating forward-looking statements, except as may be required by law.

INVESTOR RELATIONS
Contact: Chris Witty
Phone: 646-438-9385
Email: cwitty@darrowir.com